SPAR GROUP REPORTS FINANCIAL RESULTS
FOR 2007 THIRD QUARTER, NINE-MONTHS

-- Revenue Growth Continues in International Operations --

TARRYTOWN, NY—November 12, 2007 —SPAR Group, Inc. (NASDAQ:SGRP) today reported financial results for the third quarter and nine months ended September 30, 2007.

Net revenues for the 2007 third quarter advanced to $14.4 million from $12.7 million last year. The company sustained a net loss for the 2007 third quarter of $1.7 million, equal to $0.09 per share, compared with a net loss of $1.4 million, or $0.07 per share, for the 2006 third quarter.

For the first nine months of 2007, net revenues rose to $42.3 million from $41.5 million for the comparable prior year period. The company registered a net loss of $4.0 million, equal to $0.21 per share, for the first nine months of 2007, compared with a net loss of $516,000, or $0.03 per share, the prior year.

“We are encouraged by our international revenue growth, but we continue to face a challenging environment in the United States,” said Gary Raymond, who joined SPAR Group as president and chief executive officer in July of this year. “We have embarked on a thorough assessment of all aspects of our business, with a focus on sales and marketing and shoring up our domestic operations. As part of that process, we will concentrate on cost controls, as well as adding new clients and building on the foundation and leadership position that has been a hallmark of this company.

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“The long-term prospects for SPAR Group are encouraging. We will continue to work diligently to return the company to profitability,” Raymond said.

Robert G. Brown, chairman of the board, added, “We recognize the need to grow domestic revenue, and our new CEO, Gary Raymond, is an integral part of our strategy to accomplish this. Gary brings a strong background in sales and marketing to SPAR Group that is already starting to show positive results. In addition, we have enhanced our technology, strengthened our customer service and developed new long term business relationships that we expect to favorably impact our results going forward.”

Revenues in the U.S. for the 2007 third quarter amounted to $5.7 million, compared with $6.7 million last year. The company posted a loss of $1.6 million for its U.S. operations in the 2007 third quarter, compared with a net loss of $1.3 million last year.

     For the 2007 year-to-date period, revenue in the U.S. amounted to $20.0 million, compared with $25.4 million last year. The 2006 period included $770,000 from the termination of a customer service agreement during the 2006 first quarter. The company posted a net loss of $3.4 million from its U.S. operations for the first nine months of 2007, compared with a net loss of $151,000 last year. Included in the U.S. net loss for the nine months of 2006 was income of approximately $1.2 million, consisting of $300,000 from a favorable judgment award after related legal expenses, $770,000 from the termination of a customer service agreement and $175,000 from the settlement of a vendor lawsuit.

International revenues for the 2007 third quarter rose to $8.7 million from $6.0 million last year. The international division posted a net loss for the 2007 third quarter of $112,000, compared with a net loss of $84,000 last year.

International revenues for the 2007 year-to-date period rose to $22.3 million from $16.1 million last year. Included in the 2006 revenue was an additional quarter of revenue, totaling approximately $1.3 million, associated with the change to the reporting year of the company’s joint venture in Japan. The division posted a net loss of $620,000 for the year-to-date period, versus a net loss of $365,000 for the first nine months of 2006.

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About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains, throughout the United States and internationally.

Certain statements in this news release are forward-looking, including, but not limited to, further benefits to be derived from the continued effort to build domestic revenues and curtail costs, positioning for the long-term and returning SPAR Group to profitability. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K as amended, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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(Tables Follow)

SPAR Group, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Net revenues	$ 14,365	$ 12, 709	$ 42,284	$ 41,477
Cost of revenues	10,483	8,856	29,738	27,853
Gross profit	3,882	3,853	12,546	13,624

Selling, general and administrative expenses	5,108	4,855	15,340	13,794
Depreciation and amortization	180	170	571	565
Operating loss	(1,406)	(1,172)	(3,365)	(735)

Interest expense	66	65	247	162
Other expense (income)	77	48	27	(542)
Loss before provision for income taxes and minority interest	(1,549)	(1,285)	(3,639)	(355)
Provision for income taxes	79	73	220	172
Loss before minority interest	(1,628)	(1,358)	(3,859)	(527)
Minority interest	119	34	135	(11)
Net loss	$ (1,747)	$ (1,392)	$ (3,994)	$ (516)

Basic/diluted net loss per common share:

Net loss– basic/diluted	$ (0.09)	$ (0.07)	$ (0.21)	$ (0.03)

Weighted average common shares – basic/diluted	19,012	18,934	18,973	18,929

Note: Certain reclassifications have been made to the prior period financials to conform to the current period presentation.

SPAR Group, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2007	2006
Assets	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$ 1,503	$ 1,148
Accounts receivable, net	10,046	12,982
Prepaid expenses and other current assets	677	553
Total current assets	12,226	14,683

Property and equipment, net	1,411	901
Goodwill	798	798
Other assets	1,597	1,695
Total assets	$ 16,032	$ 18,077

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 3,830	$ 2,551
Accrued expenses and other current liabilities	4,371	2,864
Accrued expenses due to affiliates	2,158	1,752
Customer deposits	694	560
Lines of credit	3,021	5,318
Total current liabilities	14,074	13,045

Other long-term liabilities	244	6
Minority interest	652	498
Total liabilities	14,970	13,549

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value:
Authorized shares – 3,000,000
Issued and outstanding shares – none	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued and outstanding shares – 19,088,927 – September 30, 2007 18,934,182 – December 31, 2006	189	189
Treasury stock	(1)	(1)
Accumulated other comprehensive loss	(32)	(109)
Additional paid-in capital	11,935	11,484
Accumulated deficit	(11,029)	(7,035)
Total stockholders' equity	1,062	4,528
Total liabilities and stockholders' equity	$ 16,032	$ 18,077